Exhibit 99.1

Lime Energy Co. Reports Results for

Three-Month and Six-Month Periods Ended June 30, 2010

ELK GROVE VILLAGE, IL, August 10, 2010—Lime Energy Co. (NASDAQ: LIME), a leading provider of energy efficiency solutions, today announced its results for the three-month and six-month periods ended June 30, 2010.  “The second quarter came in better than expected,” stated David Asplund, Chief Executive Officer, “driven by new initiatives we began investing in last year.  These initiatives, combined with our existing businesses and strategic cost management, delivered overall revenue growth and improved operating leverage demonstrating the power of our diversified service platform.”

“Our consolidated revenue for the second quarter of 2010 increased $1.7 million or 10.8% when compared to the year earlier period,” continued Mr. Asplund.  “Revenue from our commercial and industrial business (C&I) declined slightly while revenue from our public sector markets was down approximately $3.6 million as compared to the second quarter of 2009.  Offsetting these declines was an increase of $4.5 million from our new utility program management business and $1.2 million earned under our new US Army Corp of Engineers contract.  We began these new initiatives in late 2009 and believe they will generate meaningful revenue going forward.  We expect conditions in our C&I and public sector markets to improve during the balance of the year.  With an extensive breadth of energy efficiency and renewable energy solutions, a diversified customer base in the private, public and utility markets, a national footprint and a scalable infrastructure which we believe will deliver long term growth with consistent earnings, we remain very optimistic on the future and our growth opportunities in each of our markets,” concluded Mr. Asplund.

Results for the three-month period ended June 30, 2010:

•                  Revenue of $17.5 million, a $1.7 million or 10.8% increase when compared to $15.8 million for the second quarter of 2009.

•                  Gross profit of $4.2 million, a $1.3 million increased from the $2.8 million earned during the second quarter of 2009.

•                  Gross profit margin of 23.9% as compared to 18.0% earned during the second quarter of 2009.

•                  Loss from continuing operations of $2.0 million, compared to a loss from continuing operations of $3.4 million for the three-month period ended June 30, 2009.

•                  Net loss available to common stockholders of $2.0 million, compared to a loss of $4.7 million for the second quarter of 2009.

•                  Adjusted EBITDA loss of $1.4 million, compared to the $2.1 million loss recorded for the second quarter of 2009*.

•                  Basic and diluted loss per common share from continuing operations of $0.09 as compared to $0.31 per share for the second quarter of 2009.

•                  Basic and diluted loss per common share of $0.09 per share versus a loss of $0.36 per share for the second quarter of 2009.

Results for the six-month period ended June 30, 2010:

•                  Revenue of $29.3 million, a $0.2 million or 0.7%, decrease from the $29.5 million earned during the first six months of 2009.

•                  Gross profit of $6.0 million, a $0.4 million or 7.1%, increase from $5.6 million earned during the first six months of 2009.

•                  Gross profit margin of 20.6% compared to 19.1% for the first half of 2009.

•                  Loss from continuing operations of $6.7 million, an increase of $91 thousand or 1.4% compared to a loss of $6.6 million for the year earlier period.

•                  Net loss available to common stockholders of $6.7 million, a reduction of $2.2 million or 24.1%, compared to $8.9 million for the six-month period ended June 30, 2010.

•                  Adjusted EBITDA loss of $5.5 million, compared to the $3.8 million loss recorded for the six-month period ended June 30, 2009*.

•                  Basic and diluted loss per common share from continuing operations of $0.29 as compared to $0.71 per share for the six-month period ended June 30, 2009.

•                  Basic and diluted loss per common share of $0.29 per share versus a loss of $0.80 per share for the six-month period ended June 30, 2009.

* Please see the reconciliation of non-GAAP financial measures and Regulation G disclosure later in this press release.

Business Highlights

•                  Awarded contract to implement the direct install component of New Jersey’s Clean Energy Program in Bergen, Essex and Hudson counties providing program marketing, project development and engineering, material procurement, database administration and turnkey project implementation

•                  Awarded a $7.9 million contract by the U.S. Army Corp of Engineers to design and build the new Dewey Short Conservation Center

•                  Named one of the fastest growing companies in the Chicago area by Crain’s Chicago Business

Financial Outlook

We continue to expect our total revenue for 2010 to be between $95 million and $100 million with an adjusted EBITDA loss of between $3 million and $4 million.  Our current backlog is at $88 million.  Our revenue is expected to be heavily weighted in the second half of this year due to the combination of the expected timing of public sector projects, the continuing ramp up of our utility program management business and the typical seasonal pattern of revenue for our C&I business. We therefore expect third quarter revenue to be between $27 million and $29 million.

LIME ENERGY CO.

Unaudited Condensed Consolidated Statement of Operations

(In thousands)

	Three Months Ended
	June 30,		Change
	2010	2009	$	%

Revenue	$17,508	$15,795	$1,713	10.8%
Cost of sales	13,319	12,953	366	2.8%
Gross profit	4,189	2,842	1,347	47.4%

Selling, general and administrative expenses	6,094	5,549	545	9.8%
Amortization of intangibles	163	313	(150)	-47.9%
Operating Loss	(2,068)	(3,020)	952	-31.5%

Other income (expense)	40	(397)	437	-110.1%
Loss from continuing operations	(2,028)	(3,417)	1,389	-40.6%

Loss from discontinued operations	—	(637)	637	-100.0%
Net loss	$(2,028)	$(4,054)	$2,026	-50.0%

Preferred stock dividends	—	(646)	646	-100.0%
Net loss available to common stockholders	$(2,028)	$(4,700)	$2,672	-56.9%

Basic and diluted loss per common share from continuing operations	(0.09)	(0.31)	0.22	-71.0%

Discontinued operations	—	(0.05)	0.05	-100.0%

Basic and Diluted Loss per Common Share	$(0.09)	$(0.36)	0.27	-75.0%

Weighted Average Common Shares Outstanding	23,609	13,069

Adjusted EBITDA	$(1,411)	$(2,093)	682	-32.6%

LIME ENERGY CO.

Unaudited Condensed Consolidated Statement of Operations

(In thousands)

	Six Months Ended
	June 30,		Change
	2010	2009	$	%

Revenue	$29,321	$29,520	$(199)	-0.7%
Cost of sales	23,273	23,873	(600)	-2.5%
Gross profit	6,048	5,647	401	7.1%

Selling, general and administrative expenses	12,527	10,782	1,745	16.2%
Amortization of intangibles	325	658	(333)	-50.6%
Operating Loss	(6,804)	(5,793)	(1,011)	17.5%

Other income (expense)	80	(840)	920	-109.5%
Loss from continuing operations	(6,724)	(6,633)	(91)	1.4%

Loss from discontinued operations	—	(1,029)	1,029	-100.0%
Net loss	$(6,724)	$(7,662)	$938	-12.2%

Preferred stock dividends	—	(1,202)	1,202	-100.0%
Net loss available to common stockholders	$(6,724)	$(8,864)	$2,140	-24.1%

Basic and diluted loss per common share from continuing operations	(0.28)	(0.65)	0.37	-56.9%

Discontinued operations	—	(0.09)	0.09	-100.0%

Basic and Diluted Loss per Common Share	$(0.28)	$(0.74)	0.46	-62.2%

Weighted Average Common Shares Outstanding	23,601	12,049

Adjusted EBITDA	$(5,490)	$(3,788)	(1,702)	44.9%

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, we believe that certain non-GAAP financial measures that we use to manage the Company’s business fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the Securities and Exchange Commission.  We have included these non-GAAP measures in the press release because we believe they may provide readers with additional meaningful comparisons to prior reported results.

A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net loss	(2,028)	(4,054)	(6,724)	(7,662)

Interest expense, (net)	(40)	397	(80)	840
Depreciation & amortization	290	492	571	1,095
Provision for income taxes	—	—	—	—

EBITDA	(1,778)	(3,165)	(6,233)	(5,727)

Share based compensation	367	435	743	910
Discontinued Operations	—	637	—	1,029

Adjusted EBITDA	$(1,411)	$(2,093)	$(5,490)	$(3,788)

Additional Information

A full analysis of the three month results will be available in our 10-Q, which we will release on August 10, 2010 and make available on our website at www.lime-energy.com or on www.sec.gov.

Conference Call Information

Lime Energy Co. (Nasdaq: LIME), will hold a conference call on Tuesday, August 10th at 4:30 PM ET to discuss first quarter operating results.

Investors can access the call by calling toll free 866-700-6293 and use passcode 21908437. International callers can dial 617-213-8835 and use the same passcode.

The call will be available for replay until November 9th, 2010 by dialing toll free 888-286-8010 or 617-801-6888.  The replay will require use of passcode 20273702.

The call can also be accessed through Lime Energy’s Investor Relations section of its website at http://www.lime-energy.com. This call is being webcast by Thomson/CCBN and is being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (http://www.streetevents.com).

About Lime Energy Co.

Lime Energy is a leading provider of energy efficiency solutions. Our services include integrated energy engineering, consulting and implementation of solutions which enable our customers to reduce their facilities’ energy consumption, lower their operating and maintenance costs and reduce their carbon footprint. We focus on solutions which include lighting, mechanical and electrical upgrade services, water conservation, weatherization and renewable project development and implementation. We provide these solutions to the commercial and industrial markets, utilities, energy service companies and the government sector across a wide range of facilities including high-rise office buildings, manufacturing plants, retail sites, mixed use complexes and large government sites. The company’s stock is traded on NASDAQ under the symbol LIME.  Additional information is available at the company’s website at www.lime-energy.com or by calling 847-437-1666.

Lime Energy Investor Relations

Glen Akselrod, Bristol Capital Ltd.

Telephone 905-326-1888

E-mail glen@bristolir.com

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2010 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Lime Energy’s current Annual Report on form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.